UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Company and certain of its subsidiaries, as guarantors (the “Guarantors”), are parties to a Credit Agreement dated as of December 21, 2012, as amended, with Bank of America, N.A. as administrative agent, swingline lender and letter of credit issuer (the “Administrative Agent”), and with the other lenders (the “Lenders”) from time to time party thereto (the “Credit Agreement”). On December 16, 2014, the Administrative Agent delivered to the Company an executed Eighth Amendment and Consent to the Credit Agreement, dated as of December 12, 2014, by and among the Company, the Guarantors, the Administrative Agent and the Lenders a party thereto (the “Eighth Amendment”). The Eighth Amendment provides, among other terms, for the maturity date of the credit facility provided to the Company under the Credit Agreement (the “Credit Facility”) to be amended from December 21, 2016 (subject to acceleration under certain circumstances during the six-month period beginning on June 15, 2015) to January 31, 2015.

As reported by the Company in certain of its prior filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 7, 2014, the Company is in default under the Credit Agreement. As a result, the Company is blocked from borrowing and obtaining letters of credit under the Credit Facility. The Administrative Agent also has the right (with the consent of a majority of the Lenders based on total credit exposure) or obligation (at the request of such a majority of the Lenders) to terminate the Credit Agreement and to exercise all other available remedies. The Company does not have a contractual right to cure its defaults under the Credit Agreement, and the defaults may be waived only with the consent of a majority of the Lenders based on total credit exposure. The Company has not requested such a waiver.

No amounts are outstanding under the Credit Agreement as of the date of the filing of this Current Report on Form 8-K with the SEC.

As of the date of the filing of this Current Report on Form 8-K, the Company is actively evaluating potential alternative sources of future financing for the Company. There can be no assurance, however, that the Company will be able to obtain a new credit facility or other financing on terms acceptable to the Company or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: December 22, 2014	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer